BROWN SHOE REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

•	Consolidated net sales increased 10.9 percent
•	Famous Footwear same-store sales increased 15.5 percent
•	Specialty Retail same-store sales rose 16.2 percent
•	Net earnings per diluted share of $0.23 exceeded expectations

ST. LOUIS, MISSOURI, May 26, 2010 – Brown Shoe Company, Inc. (NYSE:BWS) today reported financial results for the 13-week period ended May 1, 2010.  Net sales for the first quarter increased 10.9 percent from the first quarter of 2009 to $597.7 million.  Net earnings attributable to Brown Shoe Company, Inc. (hereafter “net earnings” or “net loss”) were $10.0 million, or $0.23 per diluted share, compared with a net loss of $7.6 million, or $0.18 per diluted share, in the first quarter of 2009.  On an adjusted basis, excluding charges related to the Company’s information technology initiatives, net earnings were $11.2 million, or $0.26 per diluted share, compared with a net loss of $5.9 million, or $0.14 per diluted share in the first quarter of 2009.  See Schedule 4 attached for a reconciliation to net earnings (loss) on a GAAP basis and the discussion of “Non-GAAP Financial Measures”.

Ron Fromm, Brown Shoe’s Chairman and Chief Executive Officer, said, “We are very pleased with our first quarter results, which significantly exceeded our original expectations. Our strong sales momentum from the back-half of 2009 continued into the first quarter, as we capitalized on consumer lifestyle shifts and key product trends, supported by compelling consumer marketing.  The sales performance was broad-based across our multi-channel portfolio, with exceptional growth in our Famous Footwear, Naturalizer, and contemporary fashion brands.  Moreover, our retail sales momentum has continued into the second quarter and we see strengthening wholesale order placements due to improved sell-through as well as retailers placing orders earlier and farther out as Far East factory capacity tightens.”

Fromm concluded, “The steps we’ve taken the last four years have driven our recent success through our cost-reduction programs, store productivity and real estate portfolio initiatives, infrastructure enhancements, and our investments in marketing and talent.  All of our segments generated improved gross margins and operating earnings in the quarter and we will continue to drive our business momentum with increased inventory support and marketing investments to generate sustainable growth while improving profits to higher return levels.”

Consolidated Results for the First Quarter of 2010:
•	Net sales were a first quarter record of $597.7 million, increasing 10.9 percent versus $538.7 million in the year-earlier quarter.
o	Famous Footwear net sales were also a first quarter record, improving 14.0 percent to $362.2 million, driven by a 15.5 percent same-store sales increase;
o	Net sales in the Wholesale division rose 3.5 percent to $174.7 million; and
o	Net sales in the Specialty Retail division were $60.8 million, reflecting a 16.2 percent same-store sales increase.
•	Gross profit rate climbed 280 basis points to 41.4 percent of net sales versus the year-ago level of 38.6 percent.
o
The key driver was a 230 basis point improvement in gross profit rate in the Famous Footwear division versus the same period last year, reflecting improved sell-through associated with its sharper focus on trend-right merchandise across all categories as well as fewer promotional weeks than in the year-ago period;

o
Additionally, the Wholesale division achieved a 310 basis point improvement in gross profit rate, attributable primarily to lower markdowns and allowances, resulting from improved sell-through rates at retail, and the growth of higher-margin brands.  The Specialty Retail division generated a 150 basis point improvement, resulting from strong product styling and more full-priced selling.

•
Selling and administrative expenses in the first quarter of 2010 increased $11.8 million to $224.5 million.  As a percent of net sales, expenses were 37.5 percent, a decrease of 190 basis points resulting from expense leverage from the Company’s improved net sales performance.  The year-over-year increase in expense was principally related to higher incentive compensation costs due to improved performance.  These increases were partially offset by operating 62 fewer stores across the retail portfolio and expense controls across the enterprise;

•
Net restructuring and other special charges were $1.7 million in the first quarter of 2010 and $2.6 million in the first quarter of 2009.  Charges in both years were related to the Company’s information technology initiatives;

•	Operating earnings improved to $21.3 million, contrasted with an operating loss of $7.2 million in the first quarter of 2009;
•	Net interest expense was $4.5 million, a decrease of $0.6 million from the year-ago period, primarily due to lower average borrowings on the Company’s revolving credit facility;
•
The Company’s tax rate in the first quarter of 2010 was 37.4 percent, driven by the greater mix of earnings from the retail divisions, which operate in taxing jurisdictions that have higher tax rates than the Wholesale division;

•
Net earnings were $10.0 million, or $0.23 per diluted share, versus a net loss of $7.6 million, or $0.18 per diluted share, in the year-ago quarter.  First quarter of 2010 net earnings included after-tax charges of $1.2 million, or $0.03 per diluted share, related to the Company’s information technology initiatives.  First quarter of 2009 net loss included after-tax charges of $1.7 million, or $0.04 per diluted share, related to the Company’s information technology initiatives;

•
Inventory at quarter-end was $431.5 million, a 5.6 percent increase from the year-ago level of $408.5 million.  Average inventory on a per-store basis at Famous Footwear increased 15.9 percent at quarter-end, reflecting recent sales trend and near-term outlook including its investment in higher-priced categories.  Inventory at its Wholesale division decreased 3.0 percent year-over-year; and

•	At quarter-end, the Company had no borrowings against its revolving credit facility and had $59.5 million in cash and cash equivalents.

Outlook
Based on the current outlook, the Company expects the following:
•	Consolidated net sales for the full year of 2010 are expected to grow in the high single- to low double-digit range, with second quarter net sales expected to increase in the low- to mid-teens range;
•
Famous Footwear same-store sales for the full year of 2010 are expected to grow in the high single-digit range, with second quarter same-store sales expected to grow in the low- to mid-teens range.  Famous Footwear is currently expected to open 25 new stores while closing 50 stores in 2010;

•	Wholesale net sales are currently estimated to grow in the low- to mid-teens range for the full year of 2010, with mid- to high-teens growth in the second quarter;
•
Selling and administrative expenses as a percent of net sales are expected to be in the range of 37.5 to 38.0 percent for the full year of 2010, which includes costs of $7.0 million to $7.5 million related to the Company’s information technology initiatives;

•	Depreciation and amortization of capitalized software and intangible assets are expected to total $49.0 million to $51.0 million for the full year of 2010;
•	Net interest expense is expected to approximate $19.5 million to $20.5 million for the full year of 2010;
•	The Company expects a tax rate of 37.0 to 37.5 percent for the full year of 2010; and
•	Purchases of property and equipment and capitalized software are targeted in the range of $62.0 million to $65.0 million for the full year of 2010.

Participation in Investor Conferences
The Company also announced that it will be presenting at the Piper Jaffray 30th Annual Consumer Conference, held at the Westin at Times Square in New York City on Wednesday, June 9, at 2:30 p.m. Eastern Time.  The Company will also be presenting at the Jefferies 2010 Global Consumer Conference on Wednesday, June 23, at 11:45 a.m. Eastern Time. Ron Fromm, Chairman and Chief Executive Officer, will host the presentations. The presentations, including the question-and-answer portions, will be webcast live at www.brownshoe.com/investor.

Definitions
Consistent with guidance issued by the FASB on noncontrolling interests in consolidated financial statements, all references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings (loss) attributable to Brown Shoe Company, Inc. and diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net earnings (loss) and earnings (loss) per diluted share, respectively.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call
A conference call to discuss first quarter 2010 results will be held today at 9:00 a.m. ET.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include  (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) the timing and uncertainty of activities and costs related to the Company’s information technology initiatives, including software implementation and business transformation; (iii) potential disruption to the Company’s business and operations as it implements its information technology initiatives; (iv) the Company’s ability to utilize its new information technology system to successfully execute its strategies; (v) intense competition within the footwear industry; (vi) rapidly changing fashion trends and purchasing patterns; (vii) customer concentration and increased consolidation in the retail industry; (viii) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) the Company's ability to attract and retain licensors and protect its intellectual property; (x) the Company's ability to secure/exit leases on favorable terms; (xi) the Company's ability to maintain relationships with current suppliers; (xii) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; (xiii) the Company’s ability to successfully execute its international growth strategy; (xiv) the Company’s ability to source product at a pace consistent with increased demand for footwear; and (xv) the impact of rising prices in a potentially inflationary global environment.  The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 30, 2010, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.3 billion global footwear company.  Brown Shoe’s Retail division operates Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 270 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Sam Edelman, Via Spiga, Vera Wang Lavender and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:                                                                  For media:
Ken Golden                                                                 Erin Conroy
Brown Shoe Company, Inc.                                          Brown Shoe Company, Inc.
kgolden@brownshoe.com                                            econroy@brownshoe.com
314-854-4134                                                                    212-324-4515

SCHEDULE 1
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Thirteen Weeks Ended

(Thousands, except per share data)	May 1, 2010	May 2, 2009

Net sales	$597,718	$538,740
Cost of goods sold	350,158	330,576

Gross profit	247,560	208,164

Selling and administrative expenses	224,515	212,717
Restructuring and other special charges, net	1,717	2,614

Operating earnings (loss)	21,328	(7,167)

Interest expense	(4,512)	(5,249)
Interest income	18	143

Earnings (loss) before income taxes	16,834	(12,273)

Income tax (provision) benefit	(6,299)	5,202

Net earnings (loss)	$10,535	$(7,071)

Less: Net earnings attributable to noncontrolling interests	489	532

Net earnings (loss) attributable to Brown Shoe Company, Inc.	$10,046	$(7,603)

Basic earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders	$0.23	$(0.18)

Diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders	$0.23	$(0.18)

Basic number of shares	41,755	41,566
Diluted number of shares	41,987	41,566

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	May 1, 2010	May 2, 2009	January 30, 2010
ASSETS

Cash and cash equivalents	$59,465	$46,121	$125,833
Receivables	87,296	68,134	84,297
Inventories	431,488	408,459	456,682
Prepaid expenses and other current assets	47,444	46,853	41,437
Total current assets	625,693	569,567	708,249

Other assets	116,075	106,038	113,114
Intangible assets, net	75,535	82,306	77,226
Property and equipment, net	137,063	155,864	141,561
Total assets	$954,366	$913,775	$1,040,150

LIABILITIES AND EQUITY

Borrowings under revolving credit agreement	$–	$39,000	$94,500
Trade accounts payable	190,263	133,000	177,700
Other accrued expenses	128,020	126,521	141,863
Total current liabilities	318,283	298,521	414,063

Long-term debt	150,000	150,000	150,000
Deferred rent	37,982	41,864	38,869
Other liabilities	27,854	30,251	25,991

Total Brown Shoe Company, Inc. shareholders’ equity	410,702	384,497	402,171
Noncontrolling interests	9,545	8,642	9,056
Total equity	420,247	393,139	411,227
Total liabilities and equity	$954,366	$913,775	$1,040,150

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Thirteen Weeks Ended
(Thousands)	May 1, 2010	May 2, 2009

OPERATING ACTIVITIES:
Net earnings (loss)	$10,535	$(7,071)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	8,087	8,623
Amortization of capitalized software	2,497	1,845
Amortization of intangibles	1,691	1,694
Amortization of debt issuance costs	549	549
Share-based compensation expense	1,406	1,373
Tax deficiency related to share-based plans	237	57
Loss on disposal of facilities and equipment	490	117
Impairment charges for facilities and equipment	1,193	1,590
Deferred rent	(887)	150
Provision for doubtful accounts	26	308
Foreign currency transaction gains	(211)	(12)
Changes in operating assets and liabilities:
Receivables	(3,011)	15,809
Inventories	25,624	57,962
Prepaid expenses and other current and noncurrent assets	(5,323)	(2,077)
Trade accounts payable	12,410	(19,372)
Accrued expenses and other liabilities	(12,145)	(10,597)
Other, net	(1,034)	(1,497)
Net cash provided by operating activities	42,134	49,451

INVESTING ACTIVITIES:
Purchases of property and equipment	(5,136)	(8,559)
Capitalized software	(6,202)	(4,783)
Net cash used for investing activities	(11,338)	(13,342)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	111,000	168,400
Repayments under revolving credit agreement	(205,500)	(241,900)
Proceeds from stock options exercised	214	–
Tax deficiency related to share-based plans	(237)	(57)
Dividends paid	(3,040)	(3,004)
Net cash used for financing activities	(97,563)	(76,561)
Effect of exchange rate changes on cash	399	(327)
Decrease in cash and cash equivalents	(66,368)	(40,779)
Cash and cash equivalents at beginning of period	125,833	86,900

Cash and cash equivalents at end of period	$59,465	$46,121

 SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Operating Earnings (Loss), Net Earnings (Loss) and Diluted Earnings (Loss) Per Share (GAAP Basis) to Adjusted Operating Earnings (Loss), Net Earnings (Loss) and Diluted Earnings (Loss) Per Share (Non-GAAP Basis)

	1st Quarter 2010			1st Quarter 2009
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating (Loss) Earnings	Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	Diluted (Loss) Earnings Per Share

GAAP earnings (loss)	$ 21,328	$ 10,046	$ 0.23	($ 7,167)	($ 7,603)	($ 0.18)

Charges / Other Items:

IT initiatives	1,717	1,185	0.03	2,614	1,683	0.04

Total charges / other items	1,717	1,185	0.03	2,614	1,683	0.04

Adjusted earnings (loss)	$ 23,045	$ 11,231	$ 0.26	($ 4,553)	($ 5,920)	($ 0.14)

SCHEDULE 5

BROWN SHOE COMPANY, INC.
OPERATING RESULTS BY SEGMENT

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	1st Quarter 2010	1st Quarter 2009	1st Quarter 2010	1st Quarter 2009	1st Quarter 2010	1st Quarter 2009

Net sales	$ 362.2	$ 317.6	$ 174.7	$ 168.8	$ 60.8	$ 52.4

Gross profit	$ 164.2	$ 136.5	$ 56.7	$ 49.4	$ 26.7	$ 22.3

Gross profit %	45.3%	43.0%	32.4%	29.3%	44.0%	42.5%

Operating earnings (loss)	$ 28.2	$ 3.0	$ 8.7	$ 5.9	$ (2.9)	$ (6.2)

Operating earnings (loss) % of net sales	7.8%	1.0%	5.0%	3.5%	(4.8)%	(11.9)%

Same-store sales % change	15.5%	(4.9)%	-	-	16.2%	(6.1)%

Number of stores	1,134	1,166	-	-	269	299

Trailing twelve-months sales per square foot	$ 174	$ 165			$ 361	$ 335

SCHEDULE 6

BROWN SHOE COMPANY, INC.
Trailing Twelve-Months Results

(Thousands, except per share data)	Twelve Months Ended May 1, 2010	Twelve Months Ended May 2, 2009

Net sales	$ 2,300,946	$ 2,260,611

Gross profit	942,535	873,938

Gross profit %	41.0%	38.7%

Operating earnings (loss)	60,018	(194,028)

Operating earnings (loss) %	2.6%	(8.6% )

Net earnings (loss) attributable to Brown Shoe Company, Inc.	27,149	(148,036)

Adjusted net earnings attributable to Brown Shoe Company, Inc.	34,109	11,504

Diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders	$ 0.63	($ 3.56)

Adjusted diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$ 0.79	$ 0.28

BROWN SHOE COMPANY, INC.
Reconciliation of Trailing Twelve-Months Net Earnings (Loss) and Diluted Earnings (Loss) Per Share (GAAP Basis) to Trailing Twelve-Months Adjusted Net Earnings and Diluted Earnings Per Share (Non-GAAP Basis)

	Twelve Months Ended May 1, 2010		Twelve Months Ended May 2, 2009
(Thousands)	Net Earnings (Loss) Attributable to Brown Shoe Company, Inc.	Diluted Earnings (Loss) Per Share	Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	Diluted (Loss) Earnings Per Share

GAAP earnings (loss)	$ 27,149	$ 0.63	($ 148,036)	($ 3.56)

Charges / Other Items:

Impairment of goodwill and intangible assets	–	–	119,203	2.87

Expense and capital containment initiatives	–	–	19,091	0.46

Headquarters consolidation	(1,139)	(0.03)	17,161	0.41

IT initiatives	5,274	0.12	4,085	0.10

Organizational changes	2,825	0.07	–	–

Total charges / other items	6,960	0.16	159,540	3.84

Adjusted earnings	$ 34,109	$ 0.79	$ 11,504	$ 0.28